Exhibit 10.14.1

Date:      March 14, 2011

To:         Management Metric Based Bonus (MBB) Participants

From:    Jim Lejeal

Regarding:           Q1-2011 MBB Algorithm

The Rally Management Metric Based Bonus for Q1 2011 will be attached to company performance against total product bookings.

The intent is to align the company management with the sales team’s bookings objectives.

Goal:   Achieve the Company’s Q1 “assigned quota” Total Product Bookings Sales Goal:

Company Quota Amount Budget:

New Product Bookings	$4,000,000
Renewal Product Bookings	$4,155,000
Total Product Bookings	$8,155,000

Payment Structure:

We will continue to have a 90% new bookings threshold as well as a total payment cap of 125%:

Anticipated Payout Date:

1 month after close of quarter